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                                                                  Exhibit T3B-28


                            OPERATING AGREEMENT OF

                         SOUTH SHORE DEVELOPMENT, LLC

                     A DELAWARE LIMITED LIABILITY COMPANY

                        EFFECTIVE AS OF APRIL 23, 1999
                         AS AMENDED AS OF MAY 21, 2001

                                   ARTICLE I

Definitions
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     1.01.  Definitions. The following terms used in this Operating Agreement shall have the following meanings (unless otherwise expressly provided herein):

            a. "Book Value" shall mean, with respect to any Company property, the Company's adjusted basis for federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treas. Reg. (S) 1.704-1 (b)(2)(iv)(d)-(g).

            b. "Certificate of Formation" shall mean the Certificate of Formation of SOUTH SHORE DEVELOPMENT, LLC as filed with the Secretary of State as the same may be amended from time to time.

            c. "Capital Account" as of any given date shall mean the Capital Contribution to the Company by a Member as adjusted up to the date in question pursuant to Article VIII.

            d. "Capital Contribution" shall mean any contribution to the capital of the Company in cash or property by a Member whenever made. "Initial Capital Contribution" shall mean the initial contribution to the capital of the Company pursuant to this Operating Agreement.

            e. "Capital Interest" shall mean the proportion that a Member's positive Capital Account bears to the aggregate positive Capital Accounts of all Members whose Capital Accounts have positive balances as may be adjusted from time to time.

            f. "Company" shall refer to SOUTH SHORE DEVELOPMENT, LLC, Limited Liability Company.

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            g.   "Distribution Cash" means all cash, revenues, and funds
received by the Company from Company operations, less the sum of the following to the extent paid or set aside by the Company:

       i. All principal and interest payments on indebtedness of the Company and all other sums paid to lenders;

       ii. All cash expenditures incurred incident to the normal operation of the Company's business;

       iii. Such Reserves as the Manager deem reasonably necessary to the proper operation of the Company's business.

            h. "Economic Interest" shall mean a Member's or Economic Interest Owner's share of one or more of the Company's Net Profits, Net Losses, and distributions of the Company's assets pursuant to this Operating Agreement and the Delaware Act, but shall not include any right to participate in the management or affairs of the Company, including the right to vote on, consent to, or otherwise participate in any decision of the Member or Manager.

            i. "Economic Interest Owner" shall mean the owner of an Economic Interest who is not a Member.

            j. "Entity" shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association, or any foreign trust, or foreign business organization.

            k. "Fiscal Year' shall mean the Company's fiscal year, which shall be the year ended October 31.

            l. "IRC" shall mean the Internal Revenue Code of 1986 or corresponding provisions of subsequent superseding federal revenue laws.

            m. "Majority Interest" shall mean one or more Interests of Members which taken together exceed 50 per cent of the aggregate of all Capital Interests.

            n. "Manager' shall mean one or more managers. Specifically, "Manager' shall mean Harnischfeger Industries, Inc., and any authorized officer thereof. References to the Manager in the singular or as him, her, it, itself, or other like references shall also, when the context so requires, be deemed to include the plural or the masculine or feminine reference, as the case may be.

            o. "Member" shall mean each of the parties who executes a counterpart of this Operating Agreement as a Member and each of the parties who may hereafter become

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Members. To the extent a Manager has purchased Membership Interests in the
Company, he will have all the rights of a Member with respect to such Membership Interests, and the term "Member' as used in this Operating Agreement shall include a Manager to the extent he has purchased such Membership Interests in the Company. If a Person is a Member immediately before the purchase or other acquisition by such Person of an Economic Interest, that Person shall have all the rights of a Member with respect to the purchased or otherwise acquired Membership Interest or Economic Interest as the case may be.

            p. "Membership Interest" shall mean a Member's entire interest in the Company including the Member's Economic Interest and the right to participate in the management of the business and affairs of the Company, including the right to vote on, consent to, or otherwise participate in any decision or action of or by the Member granted pursuant to this Operating Agreement and the Delaware Act.

            q. "Net Profits" and "Net Losses" shall mean, for each Fiscal Year or other period, an amount equal to the Company's taxable income or loss for such period, adjusted as follows:

       i. any income of the Company that is exempt from federal income tax shall be added to such taxable income or loss;

       ii. any expenditures of the Company that are not deductible for federal income tax purposes and not chargeable to capital account shall be subtracted from such taxable income or loss;

       iii. gain or loss from the taxable disposition of any asset of the Company shall be measured by reference to the Book Value of such assets rather than by reference to the adjusted tax basis of such asset; and

       iv. depreciation, amortization or other cost recovery deductions with respect to any asset shall be measured by reference to the Book Value of such asset rather than by reference to the adjusted tax basis of such asset.

            r. "Operating Agreement" shall mean this Operating Agreement as originally executed and as amended from time to time.

            s. "Persons" shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of the "Person" when the context so permits.

            t. "Reserves" shall mean, for any fiscal period, funds set aside or amounts allocated during such period to reserves that shall be maintained in amounts deemed sufficient by

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the Manager for working capital and to pay taxes, insurance, debt service, or other costs or expenses incident to the ownership or operation of the Company's business.

           u. "Delaware Act" shall mean the Delaware Limited Liability Company Act.

           v. "Treasury Regulations" shall include proposed, temporary, and final regulations promulgated under the IRC in effect as of the date of filing the Certificate of Formation and the corresponding sections of any regulations subsequently issued that amend or supersede those regulations.

                                  ARTICLE II
                             Formation of Company

     2.01 Formation. On February 2, 1999, Gary E. Lakritz organized a Delaware Limited Liability Company by executing and delivering Certificate of Formation to the Delaware Secretary of State in accordance with and pursuant to the Delaware Act.

     2.02  Name. The name of the Company is SOUTH SHORE DEVELOPMENT, LLC.

     2.03 Principal Place of Business. The principal place of business of the Company within the State of Delaware shall be 30 Old Rudnick Lane, Suite 100, Dover, Delaware. The Company may locate its places of business and registered office at any other place or places as the Manager may from time to time deem advisable.

     2.04 Registered Office and Registration Agent. The Company's initial registered office shall be at the office of its registered agent at Lexis Document Services, Inc. and the name of its initial registered agent at such address shall be Lexis Document Services, Inc. The registered office and registered agent may be changed from time to time by filing the address of the new registered office and/or name of the new registered agent with the Delaware Secretary of State pursuant to the Delaware Act.

     2.05 Term. The term of the Company shall continue until the Company is dissolved in accordance with either the provisions of this Operating Agreement or the Delaware Act.

                                  ARTICLE III
                              Business of Company

     3.01  Permitted Businesses. The business of the Company shall be:

           a. To accomplish any lawful business whatsoever, or which shall at any time appear conducive to or expedient for the protection or benefit of the Company and its assets.

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           b.  To exercise all other powers necessary to or reasonably connected with the Company's business that may be legally exercised by limited liability companies under the Delaware Act.

           c. To engage in all activities necessary, customary, convenient, or incident to any of the foregoing.

                                  ARTICLE IV
                          Names and Address of Member

     The name and address of the Member is as follows:

      Name                                            Address

     HARNISCHFEGER INDUSTRIES, INC.                   P.O. Box 554
                                                      Milwaukee, WI 53201-0554

                                   ARTICLE V
                         Rights and Duties of Manager

     5.01 Management. The business and affairs of the Company shall be managed by the Member/Manager, Harnischfeger Industries, Inc. The Manager shall direct, manage, and control the business of the Company to the best of his ability. Except for situations in which the approval of the Member is expressly required by this Operating Agreement or by nonwaivable provisions of applicable law, the Manager shall have full and complete authority, power, and discretion to manage and control the business, affairs, and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company's business. At any time when there is more than one Manager, any one Manager may take any action permitted to be taken by the Manager, unless the approval of more than one of the Managers is expressly required pursuant to this Operating Agreement or the Act.

     5.02 Number, Tenure, and Qualifications. The Company shall initially have one Manager. The number of Managers of the Company shall be fixed from time to time by the affirmative vote of Members holding at least two-thirds of all Capital Interests in the Company's capital, but in no instance shall there be less than one Manager. Each Manager shall hold office until the next annual meeting of Members or until a successor shall have been elected and qualified. Managers shall be elected by the affirmative vote of Members holding at least a Majority Interest Managers need not be residents of the State of Delaware or Members of the Company.

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     5.03  Certain Powers of Manager. Without limiting the generality of section
5.01 above, the Manager shall have power and authority, on behalf of the
Company:

           a. To acquire property from any Person as the Manager may determine. The fact that a Member is directly or indirectly affiliated or connected with any such person shall not prohibit the manager from dealing with that Person;

           b. To borrow money for the Company from banks, other lending institutions, the manager, Member, or affiliates of the Manager or Member on such terms as the Manager deems appropriate, and in connection therewith, to hypothecate, encumber, and grant security interests in the assets of the Company to secure repayment of the borrowed sums. No debt shall be contracted or liability incurred by or on behalf of the Company except by the Manager, or to the extent permitted under the Delaware Act, by agents or employees of the Company expressly authorized to contract such debt or incur such liability by the Manager;

           c. To purchase liability and other insurance to protect the Company's property and business;

           d. To hold and own any Company real and/or personal properties in the name of the Company;

           e. To invest any Company funds temporarily (by way of example but not limitation) in time deposits, short-term governmental obligations, commercial paper, or other investments;

           f. Upon the affirmative vote of the Member holding at least two-thirds of all Capital Interests, to sell or otherwise dispose of all or substantially all of the assets of the Company as part of a single transaction or plan so long as that disposition is not in violation of or a cause of a default under any other agreement to which the Company may be bound, provided, however, that the affirmative vote of the Member shall not be required with respect to any sale or disposition of the Company's assets in the ordinary course of the Company's business;

           g. To execute on behalf of the Company all instruments and documents, including, without limitation: checks; drafts; notes Sand other negotiable instruments; mortgages, or deeds of trust; security agreements; financing statements; documents providing for the acquisition, mortgage or disposition of the Company's property; assignments; bills of sale; leases; partnership agreements; operating agreements of other limited liability companies; and any other instruments or documents which in the opinion of the Manager are necessary to the business of the Company;

           h. To employ accountants, legal counsel, managing agents, or other experts to perform services for the Company and to compensate them from Company funds;

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           i.  To enter into any and all other agreements on behalf of the
Company, with any other Person for any purpose, in such forms as the Manager may approve;

           j. To do and perform all other acts as may be necessary or appropriate to the conduct of the Company's business; and

           k. Unless authorized to do so by this Operating Agreement or by a Manager or Managers of the Company, no attorney-in-fact, employee, or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniarily for any purpose. No Member shall have any power or authority to bind the Company unless the Member has been authorized by the Manager to act as an agent of the Company in accordance with the previous sentence.

     5.04 Liability for Certain Acts. The Manager shall perform his Managerial duties in good faith, in a manner they reasonably believe to be in the best interest of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A Manager who so performs the duties of Manager shall not have any liability by reason of being or having been a Manager of the Company. A Manager does not, in any way, guarantee the return of the Member's Capital Contributions or a profit for the Member from the operations of the Company. A Manager shall not be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of fraud, deceit, gross negligence, misconduct, or a wrongful taking by the Manager.

     5.05 Bank Accounts. The Manager may from time to time open bank accounts in the name of the Company, and the Manager shall be the sole signatory thereon, unless the Manager determines otherwise.

     5.06 Indemnity of the Manager, Employees, and other Agents. To the maximum extent permitted under the Delaware Act, the Company shall indemnify the Manager, and its other employees and agents who are not Managers, against any and all claims which arise out of their duties in such capacities.

     5.07 Resignation. Any Manager of the Company may resign at any time by giving written notice to the Member of the Company. The resignation of any Manager shall take effect upon receipt of that notice or at such later time as shall be specified in the notice; and, unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective.

     5.08 Removal. At a meeting called expressly for that purpose, all or any lesser number of Managers may be removed at any time, with or without cause, by the affirmative vote of Members holding a Majority Interest.

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     5.09  Vacancies. Any vacancy occurring for any reason in the number of
Managers of the Company shall be filled by the affirmative vote of Members holding a Majority Interest at an annual meeting or at a special meeting called for that purpose or by the unanimous written consent.

           a. Any Manager's position to be filled by reason of an increase in the number of Managers shall be filled by the affirmative vote of Members holding a Majority Interest at an annual meeting or at a special meeting called for that purpose or by the Member's unanimous written consent.

           b. A Manager elected to fill a vacancy shall be elected for the unexpired term of the Manage' s predecessor in office and shall hold office until the expiration of that term and until the Manager's successor shall be elected and shall qualify or until the Manager's earlier death, resignation, or removal.

           c. A Manager chosen to fill a position resulting from an increase in the number of Managers shall hold office until the next annual meeting of Members and until a successor shall be elected and shall qualify, or until the Manager's earlier death, resignation, or removal.

     5.10 Salaries. The salaries and other compensation of the Manager shall be fixed from time to time by an affirmative vote of Members holding at least a Majority Interest, and no Manager shall be prevented from receiving that salary because the Manager is also a Member of the Company.

                                  ARTICLE VI
                       Rights and Obligations of Members

     6.01 Limitation of Liability. Each Member's liability shall be limited as set forth in this Operating Agreement, the Delaware Act, and other applicable law.

     6.02 Company Debt Liability. A Member will not be personally liable for any debts or losses of the Company beyond the Member's respective Capital Contributions and any obligation of the Member under section 8.01 or 8.02 below to make Capital Contributions, except as provided in section 6.07 below or as otherwise required by law.

     6.03 List of Members. Upon written request of any Member, the Manager shall provide a list showing the names, addresses, and Membership Interests and Economic Interests of all Members.

     6.04 Approval of Sale of All Assets. The Member shall have the right, by the affirmative vote of Members holding at least two-thirds of all Capital Interests, to approve the

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sale, exchange, or other disposition of all, or substantially all, of the
Company's assets (other than in the ordinary course of the Company's business) which is to occur as part of a single transaction or plan.

     6.05 Company Books. Upon reasonable request, each Member and Economic Interest Owner shall have the right, during ordinary business hours, to inspect and copy those Company documents at the requesting Member's and Economic Interest Owner's expense.

     6.06 Priority and Return of Capital. Except as may be expressly provided in Article IX, no Member or Economic Interest Owner shall have priority over any other Member or Economic Interest Owner, either for the return of Capital Contributions or for Net Profits, Net Losses, or distributions; provided that this section shall not apply to loans (as distinguished from Capital Contributions) which a Member has made to the Company.

     6.07 Liability of a Member to the Company. A Member who rightfully receives the return in whole or in part of its Capital Contribution is nevertheless liable to the Company only to the extent now or hereafter provided by the Delaware Act and Section 8.03(e).

                                  ARTICLE VII
                              Meetings of Members

     7.01 Annual Meeting. The annual meeting of the Member shall be held on the first Monday in February or at such other time as shall be determined by resolution of the Member, commencing with the year 2000, for the purpose of the transaction of such business as may come before the meeting.

     7.02 Special Meetings. Special meetings of the Member, for any purpose or purposes, unless otherwise prescribed by statute, may be called by any Manager or by any Member or Members holding at least 10 per cent of the Capital Interests.

     7.03 Place of Meetings. The Member may designate any place, either within or outside the State of Delaware as the place of meeting for any meeting of the Member. If no designation is made. or if a special meeting be otherwise called, the place of meeting shall be the principal executive office of the Company in the State of Delaware. The Member may attend any meeting in person, by telephone, or by video conferencing.

     7.04 Notice of Meetings. Except as provided in section 7.05 below, written notice stating the place, day, and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered no fewer than 10 nor more than 50 days before the date of the meeting, either personally or by mail, by or at the direction of the Manager or person calling the meeting, to each Member entitled to vote at the meeting. If mailed, the notice shall be deemed to be delivered two calendar days after being deposited in the United States mail, addressed to the

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Member at the Member's address as it appears on the books of the Company, with postage thereon prepaid.

     7.05 Meeting of All Members. If all of the Members shall meet at any time and place, either within or outside of the State of Delaware, and they consent to the holding of a meeting at that time and place, then the meeting shall be valid without call or notice, and at the meeting lawful action may be taken.

     7.06 Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment of the meeting, or Members entitled to receive payment of any distribution, or to make a determination of Members for any other purpose, the date on which notice of the meeting is mailed or the date on which the resolution declaring the distribution is adopted, as the case may be, shall be the record date for the determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this section, the determination shall apply to any adjournment of the meeting.

     7.07 Quorum. Members holding at least two-thirds of all Capital Interests, represented in person, over the telephone, by video conferencing, or by proxy, shall constitute a quorum at any meeting of Members. In the absence of a quorum at any meeting of Members, a majority of the Capital Interests so represented may adjourn the meeting from time to time for a period not to exceed 60 days without further notice. However, if the adjournment is for more than 60 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting. At an adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during the meeting of that number of Capital Interests whose absence would cause less than a quorum.

     7.08 Manner of Acting. If a quorum is present, the affirmative vote of Members holding a majority interest shall be the act of the Members, unless the vote of a greater or lesser proportion or number is otherwise required by the Delaware Act, by the Certificate of Formation, or by this Operating Agreement. Unless otherwise expressly provided in this Operating Agreement or required under applicable law, Members who have an interest (ec onomic or otherwise) in the outcome of any particular matter upon which the Members vote or consent may vote or consent upon any such matter and their Capital Interest, vote or consent, as the case may be, shall be counted in the determination of whether the requisite matter was approved by the Member.

     7.09 Proxies. At all meetings of Members, a Member may vote in person, over the telephone, by video conferencing, or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. The proxy shall be filed with the Manager of the Company before or

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at the time of the meeting. No proxy shall be valid after 11 months from the date of its execution, unless otherwise provided in the proxy.

     7.10 Action by Members Without a Meeting. Action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by each Member entitled to vote and delivered to the Manager of the Company, for inclusion in the minutes or for filing with the Company records. Action taken under this section is effective when all Members entitled to vote have signed the consent, unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent.

     7.11 Waiver of Notice. When any notice is required to be given to any Member, a waiver of the notice in writing signed by the person entitled to the notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of the notice.

                                 ARTICLE VIII
                         Contributions to the Company
                             and Capital Accounts

     8.01 Member's Capital Contributions. The Member shall contribute such amount as is set forth in appended Exhibit A as its share of the Initial Capital Contribution.

     8.02 Additional Contributions. Except as set forth in section 8.01 above, no Member shall be required to make any Capital Contributions. To the extent unanimously approved by the Manager, from time to time, the Member may be permitted to make additional Capital Contributions if and to the extent they so desire, and if the Manager determine that such additional Capital Contributions are necessary or appropriate for the conduct of the Company's business, including without limitation, expansion or diversification. In that event, the Member shall have the opportunity, but not the obligation, to participate in such additional Capital Contributions on a pro rata basis in accordance with their Capital Accounts.

     8.03 Capital Accounts. A separate Capital Account will be maintained for each Member.

           a.  Each Member's Capital Account will be increased by:

     i.    The amount of money contributed by the Member to the Company;

     ii. The fair market value of property contributed by the Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under IRC
           (S)752); and

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     iii.  Allocations to the Member of Net Profits; and

           b.  Each Member's Capital Account will be decreased by:

     i.    The amount of money distributed to the Member by the Company;

     ii The fair market value of property distributed to the Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under IRC
           (S)752);

     iii.  Allocations to the Member of Net Losses.

           c. The manner in which Capital Accounts are to be maintained pursuant to this section 8.03 is intended to comply with the requirements of IRC
(S)704(b) and the Treasury Regulations promulgated thereunder.

           d. Upon liquidation of the Company (or any Member's Membership Interest or Economic Interest Owner's Economic Interest), liquidating distributions will be made in accordance with the positive Capital Account balances of the Member and Economic Interest Owners, as determined after taking into account all Capital Account adjustments for the Company's taxable year during which the liquidation occurs. Liquidation proceeds will be paid within 60 days of the end of the taxable year (or, if later, within 120 days after the date of the liquidation). The Company may offset damages for breach of this Operating Agreement by a Member or Economic Interest Owner whose interest is liquidated (either upon the withdrawal of the Member or the liquidation of the Company) against the amount otherwise distributable to the Member.

           e. No Member or Economic Interest Owner shall have any liability to restore all or any portion of a deficit balance in the Member's or Economic Interest Owner's Capital Account.

     8.04 Withdrawal or Reduction of Member's Contributions to Capital. A Member shall not receive out of the Company's property any part of its Capital Contribution until all liabilities of the Company, except liabilities to Members on account of their Capital Contributions, have been paid or there remains property of the Company sufficient to pay them. A Member, irrespective of the nature of its Capital Contribution, has only the right to demand and receive cash in return for its Capital Contribution.

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                                  ARTICLE IX
                    Allocations, Income Tax Distributions,
                            Elections, and Reports

     9.01 Allocations of Profits and Losses from Operations. The Net Profits and Net Losses of the Company for each fiscal year will be allocated as follows:

     Member                                     Allocation
     ------                                     ----------
     HARNISCHFEGER INDUSTRIES, INC.                100%


     9.02  Tax Allocations

           a. Except as provided in section (b) below, items of income, gain, loss, deduction or credit earned or realized by or available to the Company for federal income tax purposes will be allocated to the Members in the same manner as the corresponding Net Profits and Net Losses are allocated to such Members.

           b. Solely for tax purposes, in accordance with Code Section 704(c) and the Treasury Regulations thereunder, in the case of any asset contributed to the Company, items of income, gain, loss, deduction or credit with respect to such asset shall be allocated among the Members so as to take into account the difference between the adjusted tax basis of such asset to the Company and its fair market value at the time of contribution.

     9.03 Distributions. All distributions of cash or other property shall be made to the Member as follows:

     pro rata in proportion to the percentage set out in section 9.01. Except as provided in section 9.04, all distributions of Distributable Cash and property shall be made at such time as determined by the Manager. All amounts withheld pursuant to the IRC or any provisions of state or local tax law for any payment or distribution to the Member from the Company shall be treated as amounts distributed to the relevant Member or Members pursuant to this section 9.03.

     9.04 Limitation Upon Distributions. No distribution shall be declared and paid unless, after distribution is made, the assets of the Company are in excess of all liabilities of the Company, except liabilities to Members on account of their Capital Contribution.

     9.05 Loans to Company. Nothing in this Operating Agreement shall prevent any Member from making secured or unsecured loans to the Company by agreement with the Company.

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     9.06  Accounting Period. The Company's accounting period shall be the year ended October 31.

     9.07 Records, Audits, and Reports. At the expense of the Company, the Manager shall maintain records and accounts of all operations and expenditures of the Company. At a minimum the Company shall keep at its principal place of business or at other locations as Members holding a Majority Interest may indicate the following records:

           a. A current list of the full name and last known business, residence, or mailing address of each Member, Economic Interest Owner, and Manager, both past and present;

           b. A copy of the Certificate of Formation of the Company with executed copies of any and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

           c. Copies of the Company's federal, state, and local income tax returns and reports, if any, for the four most recent years;

           d. Copies of the Company's currently effective written Operating Agreement, copies of any writings permitted or required with respect to a Member's obligation to contribute cash, property, or services, and copies of any financial statements of the Company for the three most recent years;

           e. Minutes of every annual meeting, special meeting, and court-ordered meeting;

           f. Any written consents obtained from Members for actions taken by Member without a meeting.

     9.08 Returns and Other Elections. The Manager shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the IRC and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. All elections permitted to be made by the Company under federal or state laws shall be made by the Manager in the Manager's sole discretion, provided that the Manager shall make any tax election requested by a Member owning a Majority Interest.

                                   ARTICLE X
                              Additional Members

     10.01 Admission to Membership. From the date of the formation of the Company, any Person or Entity acceptable to the Members by their unanimous vote may become a Member in this Company by the issuance by the Company of Membership Interests for such consideration

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as the Members by their unanimous votes shall determine, subject to the terms and conditions of this Operating Agreement. At any time when the Company shall only have one Member, the transfer of all of the Membership Interests of such sole Member to any Person or Entity shall cause such Person or Entity to become a Member of this Company.

     10.02 Financial Adjustments. No new Members shall be entitled to any retroactive allocation of losses, income, or expense deductions incurred by the Company. The Manager may, at their option, at the time a Member is admitted, close the Company books (as though the Company's tax year had ended) or make pro rata allocations of loss, income, and expense deductions to a new Member for that portion of the Company's tax year in which a Member was admitted in accordance with the provisions of IRC Sec. 706(d) and the Treasury Regulations promulgated thereunder.

                                  ARTICLE XI
                          Dissolution and Termination

     11.01 Dissolution.

           a. The Company shall be dissolved upon the occurrence of any of the following events:

     i. When the period fixed for the duration of the Company shall expire pursuant to section 2.05 above;

     ii.   By the unanimous written agreement of all Members; or

     iii. Upon the death, insanity, retirement, resignation, expulsion, participation or dissolution of the sole Member of the Company at a time when the Company has only one Member or the occurrence of any other event which terminates the continued membership of such sole Member of the company;

     iv. Upon the death, insanity, retirement, resignation, expulsion, bankruptcy, or dissolution of a Member or occurrence of any other event which terminates the continued membership of a Member in the Company (a "Withdrawal Event"), unless the business of the Company is continued by the consent of all the remaining Member or Members within 90 days after the Withdrawal Event and there are at least two remaining Members.

           b. Notwithstanding anything to the contrary in this Operating Agreement, if a Member or Members owning Capital Interests which in the aggregate constitute not less than two thirds of the Capital Interest vote to dissolve the Company at a meeting of the Company pursuant to Article VII, then all of the Members shall agree in writing to dissolve the Company as soon as possible (but in any event not more than 10 days) thereafter.

           c. As soon as possible following the occurrence of any of the events specified in this section 11.01 effecting the dissolution of the Company, the appropriate representative of the Company shall execute an Articles of Dissolution in such form as shall be prescribed by the Delaware Secretary of State and file same with the Delaware Secretary of State's office.

           d. If a Member who is an individual dies or a court of competent jurisdiction adjudges him to be incompetent to manage the Member's person or property, the Member's executor, administrator, guardian, conservator, or other legal representative may exercise all of the Member's rights for the purpose of settling the Member's estate or administering his property.

     11.02 Effect of Filing of Dissolving Statement. Upon the filing by the Delaware Secretary of State of a statement of intent to dissolve, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until a certificate of dissolution has been issued by the Secretary of State or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

     11.03 Winding Up, Liquidation, and Distribution of Assets. Upon dissolution, an accounting shall be made by the Company's independent accountants of the accounts of the Company and of the Company's assets, liabilities, and ~operations, from the date of the last previous accounting until the date of dissolution. The Manager shall immediately proceed to wind up the affairs of the Company. If the Company is dissolved and its affairs are to be wound up, the Manager shall:

           a. Sell or otherwise liquidate all of the Company's assets as promptly as practicable (except to the extent the Manager(s) may determine to distribute any assets to the Member in kind);

           b. Allocate any profit or loss resulting from such sales to the Member's and Economic Interest Owners' Capital Accounts in accordance with
Article IX above;

           c. Discharge all liabilities of the Company, including liabilities to Member and Economic Interest Owners who are creditors, to the extent otherwise permitted by law, other than liabilities to Member and Economic Interest Owners for distributions, and establish such Reserves as may be reasonably necessary to provide for contingencies or liabilities of the Company (for purposes of determining the Capital Account of the Member and Economic Interest Owners, the amounts of such Reserves shall be deemed to be an expense of the Company);

           d.  Distribute the remaining assets in the following order:

     i. If any assets of the Company are to be distributed in kind, the net fair market value of those assets as of the date of dissolution shall be determined by independent appraisal or by agreement of the Members. Those assets shall be deemed to have been sold as of the date of dissolution for their fair market value, and the Capital Accounts of the Members and Economic Interest Owners shall be adjusted pursuant to the provisions of Article IX and section 8.03 of this Operating Agreement to reflect such deemed sale.

     ii. The positive balance (if any) of each Member's and Economic Interest Owners' Capital Account (as determined after taking into account all Capital Account adjustments for the Company's taxable year during which the liquidation occurs) shall be distributed to the Member, either in cash or in kind, as determined by the Manager, with any assets distributed in kind being valued for this purpose at their fair market value. Any such distributions to the Member in respect of their Capital Accounts shall be made in accordance with the time requirements set forth in Treas. Reg. Sec. 1.704-1(b)(2)(ii)(b)(2).

           e. Notwithstanding anything to the contrary in this operating Agreement, upon a liquidation within the meaning of Treas. Reg. Sec. l.704-1(b)(2)(ii)(g), if any Member has a Deficit Capital Account (after giving effect to all contributions, distributions, allocations, and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), the Member shall have no obligation to make any Capital Contribution, and the negative balance of the Member's Capital Account shall not be considered a debt owed by the Member to the Company or to any other Person for any purpose whatsoever.

           f. Upon completion of the winding up, liquidation, and distribution of the assets, the Company shall be deemed terminated.

           g. The Manager shall comply with any applicable requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

     11.04 Articles of Dissolution. When all debts, liabilities, and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Member, articles of dissolution shall be executed in duplicate and verified by the person signing the articles, which articles shall set forth the information required by the Delaware Act. Duplicate originals of the articles of dissolution shall be delivered to the Delaware Secretary of State.

     11.05 Certificate of Dissolution. Upon the issuance of the certificate of dissolution, the existence of the Company shall cease, except for the purpose of suits, other proceedings, and appropriate action as provided in the Delaware Act. The Manager shall have authority to distribute any Company property discovered after dissolution, convey real estate, and take such other action as may be necessary on behalf of and in the name of the Company.

     11.06 Return of Contribution Nonrecourse to Other Members. Except as provided by law or as expressly provided in this Operating Agreement, upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contribution. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash contribution of one or more Members, the Members shall have no recourse against any other Member.

                                  ARTICLE XII
                           Miscellaneous Provisions

     12.01 Notices. Any notice, demand, or communication required or permitted to be given by any provision of this Operating Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an executive officer of the party to whom the same is directed or, if sent by registered or certified mail, postage and charges prepaid, addressed to the Member's and/or Company's address, as appropriate, which is set forth in this Operating Agreement. Except as otherwise provided in this Operating Agreement, any such notice shall be deemed to be given three business days after the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid.

     12.02 Application of Delaware Law. This Operating Agreement, and the application of interpretation hereof shall be governed exclusively by its terms and by the laws of the State of Delaware, and specifically the Delaware Act.

     12.03 Waiver of Action for Participation. Each Member and Economic Interest Owner irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to the property of the Company.

     12.04 Amendments. This Operating Agreement may not be amended except by the unanimous written agreement of all of the Members.

     12.05 Execution of Additional Instruments. Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney, and other instruments necessary to comply with any laws, rules, or regulations.

     12.06 Construction. Whenever the singular number is used in this Operating Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

     12.07 Headings. The headings in this Operating Agreement are for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Operating Agreement or any of its provisions.

     12.08 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Operating Agreement shall not prevent a subsequent act, that would have originally constituted a violation, from having the effect of an original violation.

     12.09 Rights and Remedies Cumulative. The rights and remedies provided by this Operating Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance, or otherwise.

     12.10 Severability. If any provision of this Operating Agreement or its application to any person or circumstance shall be invalid, illegal, or unenforceable to any extent, the remainder of this Operating Agreement and its application shall not be affected and shall be enforceable to the fullest extent permitted by law.

     12.11 Heirs, Successors, and Assigns. Each and all of the covenants, terms, provisions, and agreements contained in this Operating Agreement shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Operating Agreement, their respective heirs, legal representatives, successors, and assigns.

    12.12 Creditors. None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditors of the Company.

     12.13 Counterparts. This Operating Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

     12.14 Rule Against Perpetuities. The parties to this Operating Agreement intend that the Rule against Perpetuities (and any similar rule of law) not apply to any provisions of this Operating Agreement. However, notwithstanding anything to the contrary in this Operating Agreement, if any provision in this Operating Agreement would be invalid or unenforceable because of the Rule against Perpetuities or any similar rule of law but for this section 12.14 the parties to this Operating Agreement hereby agree that any future interest which is created pursuant to said provision shall cease if it is not vested within 21 years after the death of the survivor of the group composed of all who are currently Members and their issue who are living on the date of this Operating Agreement and their issue, if any, who are living on the effective date of this Operating Agreement.

     12.15. No Nonvoting Equity Interests. Notwithstanding anything herein to the contrary, the Company shall not be authorized to issue non-voting equity securities of any class, series or other designation to the extent prohibited by Section 1123(a)(6) of title 11 of the United States Code (the "Bankruptcy Code"); provided, however, that the foregoing restriction shall (i) have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (ii) only have such force and effect for so long as such Section 1123(a)(6) is in effect and applies to the Company and (iii) be deemed void or eliminated if required under applicable law.

                                  CERTIFICATE

     The undersigned hereby agree, acknowledge, and certify that the foregoing Operating Agreement constitutes the Operating Agreement of SOUTH SHORE DEVELOPMENT, LLC, Limited Liability Company adopted by the Member of the Company as of April 23, 1999, as amended as of May 21, 2001.

                                            HARNISCHFEGER INDUSTRIES, INC.


                                               /s/ Kim R. Kodousek
                                            ----------------------------------
                                            By:  Kim R. Kodousek
                                            Its: Assistant Secretary

                                   EXHIBIT A


Initial Member                                Initial Capital     Share of Total
Contributions                                 Contribution        Capital
--------------------------------------------------------------------------------

HARNISCHFEGER INDUSTRIES, INC.                $200,000.00         100%